Exhibit 4.4

FORM OF RECEIVABLES PURCHASE AGREEMENT

between

TOYOTA MOTOR CREDIT CORPORATION,
as Seller

and

TOYOTA AUTO FINANCE RECEIVABLES LLC,
as Purchaser

Dated as of October 23, 2025

TABLE OF CONTENTS

EXHIBIT A	Form of Transfer Notice	A–1
SCHEDULE I	Perfection Representations, Warranties and Covenants	Sch. I–1

-ii-

RECEIVABLES PURCHASE AGREEMENT, dated as of October 23, 2025, between TOYOTA MOTOR CREDIT CORPORATION, a California corporation, as seller (the “Seller”), and TOYOTA AUTO FINANCE RECEIVABLES LLC, a Delaware limited liability company, as purchaser (the “Purchaser”).

WHEREAS, the Seller and the Purchaser wish to set forth the terms pursuant to which the Receivables (as hereinafter defined) and certain other property are to be sold by the Seller to the Purchaser, which Receivables will be transferred by the Purchaser, pursuant to the Sale and Servicing Agreement (as hereinafter defined), to the Toyota Auto Receivables 2025-D Owner Trust (the “Issuer”), which will issue notes backed by such Receivables and the other property of the Issuer and one or more certificates representing fractional undivided interests in such Receivables and the other property of the Issuer.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, each party agrees as follows for the benefit of the other party and for the benefit of the Purchaser, Issuer and Indenture Trustee:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Definitions.  Whenever used in this Agreement, the following words and phrases shall have the following meanings:

“Agreement” shall mean this Receivables Purchase Agreement and all amendments hereof and supplements hereto.

“Amount Financed” in respect of a Receivable means the aggregate amount advanced under such Receivable toward the purchase price of the related Financed Vehicle and any related costs, including but not limited to accessories, insurance premiums, service and warranty contracts and other items customarily financed as part of retail car, crossover utility vehicle, light-duty truck or sport utility vehicle installment sales contracts.

“Annual Percentage Rate” or “APR” of a Receivable means the annual rate of finance charges specified in such Receivable.

“Basic Documents” means this Receivables Purchase Agreement, the Trust Agreement, the Sale and Servicing Agreement, the Indenture, the Administration Agreement, the Securities Account Control Agreement, the Asset Representations Review Agreement and the other documents and certificates delivered in connection herewith and therewith.

“Closing Date” shall mean October 23, 2025.

“Cutoff Date” shall mean the close of business on August 31, 2025.

“Dealer Recourse” means, with respect to a Receivable, all recourse rights against the Dealer that originated the Receivable, and any successor Dealer, in respect of breaches of representations and warranties relating to the origination of the related Receivables and the perfection of the security interests in the related Financed Vehicles.

“Financed Vehicle” means, with respect to a Receivable, the related cars, crossover utility vehicles, light-duty trucks or sport utility vehicles, as the case may be, together with all accessions thereto, securing the related Obligor’s indebtedness under such Receivable.

“Indenture Trustee” shall mean Citibank, N.A., as indenture trustee under the Indenture, or any successor trustee thereunder.

“Issuer” means the Toyota Auto Receivables 2025-D Owner Trust, a Delaware statutory trust.

“Lien” means any security interest, lien, charge, pledge, equity or encumbrance of any kind other than tax liens, mechanics’ liens and any liens that attach to a Receivable or any property, as the context may require, by operation of law.

“Liquidation Proceeds” means, with respect to a Defaulted Receivable, all amounts realized with respect to such Receivable from whatever sources (including, without limitation, proceeds of any Insurance Policy), net of amounts that are required by law or such Receivable to be refunded to the related Obligor.

“Obligor” on a Receivable means the purchaser or co-purchasers of the related Financed Vehicle purchased in part or in whole by the execution and delivery of such Receivable or any other Person who owes or may be liable for payments under such Receivable.

“Owner Trustee” shall mean Wilmington Trust, National Association, not in its individual capacity but solely as owner trustee under the Trust Agreement, or any successor trustee thereunder.

“Purchaser” shall mean Toyota Auto Finance Receivables LLC, in its capacity as purchaser of the Receivables under this Agreement, and its successors and assigns.

“Receivable” means any retail installment sales contract executed by an Obligor in respect of a Financed Vehicle, and all proceeds thereof and payments thereunder, which Receivable shall be identified in the Schedule of Receivables attached as an Exhibit to the Transfer Notice delivered on the Closing Date, as amended from time to time.

“Receivable File” means with respect to each Receivable:

(a)            the original tangible record constituting or forming a part of such Receivable that is tangible chattel paper (as such term is defined in Section 9-102 of the UCC) fully executed and “signed” (within the meaning of the UCC) by the related Obligor, or a copy or image of such original tangible record that is stored in an electronic medium that the Servicer maintains in accordance with its Customary Servicing Practices and that is a single “authoritative copy” (as such term is used in Section 9-105 of the UCC) of such Receivable, which authoritative copy identifies TMCC as the secured party under such Receivable or as the assignee of the secured party under such Receivable, or the authoritative copy of the electronic record evidencing electronic chattel paper initially authenticated by the related Obligor that (i) is maintained for TMCC by a third party provider acting on behalf of TMCC that (x) provides computer services that enables Dealers to create, store, control and assign electronic records, records constituting an “authoritative copy”, and other related materials and (y) enables TMCC to accept assignment of, control, assign and store, the authoritative copy of such electronic chattel paper and electronic records and other related materials and (ii) identifies TMCC as the secured party under such Receivable or as the assignee of the secured party under such Receivable;

(b)            the original credit application executed by the related Obligor (or a photocopy or other image thereof that the Servicer keeps on file in accordance with its Customary Servicing Practices), on TMCC’s customary form, or on a form approved by TMCC;

(c)            the original certificate of title (or evidence that such certificate of title has been applied for), or a photocopy or other image thereof of such documents that the Servicer keeps on file in accordance with the Servicer’s Customary Servicing Practices, evidencing the security interest in the related Financed Vehicle; and

(d)            any and all other documents (whether tangible or electronic) that the Seller or the Servicer, as the case may be, keeps on file, in accordance with its Customary Servicing Practices, relating to such Receivable or the related Obligor or Financed Vehicle, including documents evidencing or relating to any Insurance Policy.

“Receivables Purchase Price” shall mean $1,998,775,629.52.
“Sale and Servicing Agreement” shall mean the Sale and Servicing Agreement dated as of October 23, 2025, by and among Toyota Auto Receivables 2025-D Owner Trust, as issuer, Toyota Auto Finance Receivables LLC, as seller, and Toyota Motor Credit Corporation, as servicer and sponsor, and as to which the Indenture Trustee is a third party beneficiary.
“Securities Account Control Agreement” shall have the meaning ascribed thereto in the Sale and Servicing Agreement.

“Seller” shall mean Toyota Motor Credit Corporation, in its capacity as seller of the Receivables under this Agreement, and its successors and assigns.

“Transfer Notice” means a notice substantially in the form of Exhibit A hereto.

“Trust Agreement” means the Amended and Restated Trust Agreement, dated as of October 23, 2025, by and between Toyota Auto Finance Receivables LLC, as depositor, and the Owner Trustee.

“Warranty Purchase Payment” means, with respect to a Payment Date and to a Warranty Receivable which is a Simple Interest Receivable repurchased by the Seller as of the close of business on the last day of the related Collection Period, the sum of (a) the unpaid Principal

Balance owed by the Obligor in respect of such Receivable as of the last day of the related Collection Period plus (b) interest on such unpaid Principal Balance at a rate equal to the related APR up to and including the last day of the related Collection Period.

“Warranty Receivable” means a Receivable purchased by the Seller pursuant to Section 2.04.

SECTION 1.02.  Other Definitional Provisions.

(a)            All capitalized terms not otherwise defined in this Agreement shall have the defined meanings used in the Sale and Servicing Agreement or Trust Agreement, as the case may be.

(b)            With respect to all terms in this Agreement, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; references to agreements and other contractual instruments include all subsequent amendments, amendments and restatement and supplement thereto or changes therein entered into in accordance with their respective terms and not prohibited by this Agreement; references to Persons include their permitted successors and assigns; the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and the term “including” means “including without limitation”.

ARTICLE II

CONVEYANCE OF RECEIVABLES

SECTION 2.01.  Conveyance of Receivables.

(a)            Subject to the terms and conditions of this Agreement, on the Closing Date the Seller agrees to sell, transfer, assign and otherwise convey to the Purchaser, and the Purchaser agrees to purchase from the Seller, without recourse (subject to the Seller’s obligations hereunder):

(i)            all right, title and interest of the Seller in and to the Receivables and all monies due thereon or paid thereunder or in respect thereof (including proceeds of the repurchase of Receivables by the Seller pursuant to Section 2.04) after the Cutoff Date;

(ii)            the interest of the Seller in the security interests in the Financed Vehicles granted by the Obligors pursuant to the Receivables and any accessions thereto;

(iii)            the interest of the Seller in any proceeds of any Insurance Policies relating to the Receivables or the Obligors;

(iv)            the interest of the Seller in any Dealer Recourse;

(v)            the right of the Seller to realize upon any property (including the right to receive future Liquidation Proceeds) that shall have secured a Receivable and have been repossessed in accordance with the terms thereof; and

(vi)            all proceeds of the foregoing.

The parties hereto intend that the conveyance hereunder be a sale.  In the event that the conveyance hereunder is not for any reason considered a sale, the Seller hereby grants to the Purchaser a first priority perfected security interest in all of its right, title and interest in, to and under the Receivables, and all other property conveyed hereunder and listed in this Section and all proceeds of any of the foregoing.  The parties intend that this Agreement constitute a security agreement under applicable law.  Such grant is made to secure the payment of all amounts payable hereunder, including, without limitation, the Receivables Purchase Price.

In connection with the sale of the Receivables by the Seller to the Purchaser, the Seller agrees to deliver a Transfer Notice identifying the Receivables to the Purchaser on the Closing Date.

(b)            In connection with the foregoing conveyance, the Seller agrees to record and file, at its own expense, one or more financing statements with respect to the Receivables now existing and hereafter created for the sale of chattel paper (as defined in Section 9-102 of the UCC as in effect in the State of California) meeting the requirements of applicable state law in such manner as is necessary to perfect the sale of the Receivables to the Purchaser, and the proceeds thereof (and any continuation statements as are required by applicable state law), and to deliver a file-stamped copy to the Indenture Trustee of each such financing statement (or continuation statement) or other evidence of such filings (which may, for purposes of this Section, consist of telephone confirmation of such filings with the file stamped copy of each such filings to be provided to the Purchaser in due course), as soon as is practicable after receipt by the Seller thereof.

In connection with the foregoing conveyance, the Seller further agrees, at its own expense, on or prior to the Closing Date (i) to annotate and indicate in its electronic files which are maintained for the purpose of identifying retail installment sales contracts which have been transferred in connection with securitizations to show that the Receivables have been transferred to the Purchaser pursuant to this Agreement, (ii) to deliver to the Purchaser a computer file or printed or microfiche list containing a true and complete list of all such Receivables, identified by account number and by the Principal Balance of each Receivable as of the Cutoff Date, which file or list shall be delivered to the Purchaser on the Closing Date and is hereby incorporated into and made a part of this Agreement and (iii) to deliver the Receivable Files to or upon the order of the Purchaser.

SECTION 2.02.  Representations and Warranties of the Seller and the Purchaser.

(a)            The Seller hereby represents and warrants to the Purchaser as of the date of this Agreement that:

(i)            Organization and Good Standing.  The Seller shall have been duly organized and shall be validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, with power and authority to own its properties and to conduct its business as such properties shall be currently owned and such business is presently conducted, and had at all relevant times, and shall now have, corporate power, authority and legal right to acquire, own and sell the Receivables.

(ii)            Due Qualification.  The Seller shall be duly qualified to do business as a foreign corporation in good standing, and shall have obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications and where the failure to so qualify will have a material adverse effect on the ability of the Seller to conduct its business or perform its obligations under this Agreement.

(iii)            Power and Authority.  The Seller shall have the corporate power and authority to execute and deliver this Agreement and to carry out its terms; the Seller shall have full power and authority to sell the property to be sold pursuant to this Agreement; and the execution, delivery and performance of this Agreement shall have been duly authorized by the Seller by all necessary action.

(iv)            Binding Obligation.  This Agreement shall have been duly authorized by all necessary corporate action on the part of the Seller and shall evidence a valid sale, transfer and assignment of the Receivables, enforceable against creditors of and purchasers from the Seller; and shall constitute a legal, valid and binding obligation of the Seller enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally or by general equity principles.

(v)            No Violation.  The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms of this Agreement shall not conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the articles of incorporation or bylaws of the Seller or any indenture, agreement or other instrument to which the Seller is a party or by which it shall be bound; nor result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than the Basic Documents), nor violate any law or, to the best of the Seller’s knowledge, any order, rule or regulation applicable to the Seller of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or its properties which breach, default, conflict, lien or violation would have a material adverse effect on the earnings or business affairs of the Seller.

(vi)            No Proceedings.  There is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending, or to the Seller’s knowledge, threatened, against or affecting the Seller:  (i) asserting the invalidity or unenforceability of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that might materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement.

(vii)            Intent to Sell.  It is the intention of the Seller that the transfer and assignment herein contemplated, taken as a whole, constitute a sale of the Receivables from the Seller to the Purchaser and that the beneficial interest in and title to the Receivables not be part of the Seller’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy law.

(viii) Schedule of Receivables to the Transfer Notice.  As of the Cutoff Date, the information set forth in the Schedule of Receivables attached to the Transfer Notice shall be true and correct in all material respects.

(ix)            No Adverse Selection.  No selection procedures adverse to the Securityholders shall have been utilized in selecting the Receivables from those new and used car, crossover utility vehicle, light-duty truck and sport utility vehicle receivables of TMCC that met the selection criteria set forth in this Agreement.

(x)            No Restriction on Sale.  The Seller has not entered into any agreement with any Person that prohibits, restricts or conditions the sale of any Receivable by the Seller.

(xi)            Perfection Representations, Warranties and Covenants.  The Seller hereby makes the perfection representations, warranties and covenants set forth on Schedule I hereto to the Purchaser and the Purchaser shall be deemed to have relied on such representations, warranties and covenants in acquiring the Receivables.

(b)            The Purchaser hereby represents and warrants to the Seller as of the date of this Agreement that:

(i)            Organization and Good Standing.  The Purchaser shall have been duly organized and shall be validly existing as a limited liability company in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties shall be currently owned and such business is presently conducted, and had at all relevant times, and shall now have, power, authority and legal right to acquire, own and sell the Receivables.

(ii)            Due Qualification.  The Purchaser shall be duly qualified to do business as a foreign limited liability company in good standing, and shall have obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications and where the failure to so qualify will have a material adverse effect on the ability of the Purchaser to conduct its business or perform its obligations under this Agreement.

(iii)            Power and Authority.  The Purchaser shall have the power and authority to execute and deliver this Agreement and to carry out its terms; the Purchaser shall have full power and authority to purchase the property to be purchased and shall have duly authorized such purchase; and the execution, delivery and performance of this Agreement shall have been duly authorized by the Purchaser by all necessary action.

(iv)            Binding Obligation.  This Agreement shall have been duly authorized by all necessary limited liability company action on the part of the Purchaser and shall evidence a valid sale, transfer and assignment of the Receivables, enforceable against creditors of and purchasers from the Purchaser; and shall constitute a legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally or by general equity principles.

(v)            No Violation.  The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms of this Agreement shall not conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the Certificate of Formation or limited liability company agreement of the Purchaser or any indenture, agreement or other instrument to which the Purchaser is a party or by which it shall be bound; nor result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than the Basic Documents), nor violate any law or, to the best of the Purchaser’s knowledge, any order, rule or regulation applicable to the Purchaser of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Purchaser or its properties which breach, default, conflict, lien or violation would have a material adverse effect on the earnings or business affairs of the Purchaser.

(vi)            No Proceedings.  There is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending,

or to the Purchaser’s knowledge, threatened, against or affecting the Purchaser: (i) asserting the invalidity or unenforceability of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that might materially and adversely affect the performance by the Purchaser of its obligations under, or the validity or enforceability of, this Agreement.

(c)            Survival and Notice of Breach.  The representations and warranties set forth in this Section 2.02 shall survive the sale of the Receivables by the Seller to the Purchaser pursuant to this Agreement and the sale of the Receivables by the Purchaser to the Issuer pursuant to the Sale and Servicing Agreement and the pledge thereof to the Indenture Trustee pursuant to the Indenture.  Upon discovery by the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other party.

SECTION 2.03.  Representations and Warranties of the Seller as to the Receivables.

(a)            Eligibility of Receivables.  The Seller makes the following representations and warranties as to the Receivables on which the Purchaser is deemed to have relied in acquiring the Receivables.  Such representations and warranties speak as of the Cutoff Date and as of the Closing Date (unless, by its terms, a representation or warranty speaks specifically as of the Cutoff Date or the Closing Date, in which case, such representation or warranty speaks specifically as of such date only).

(i)            Origination.  Each Receivable was originated in the United States by a Dealer for the retail sale of the related Financed Vehicle in the ordinary course of such Dealer’s business, has been fully and properly executed or electronically authenticated by the parties thereto, has been purchased by TMCC from such Dealer under an existing agreement with TMCC and has been validly assigned by such Dealer to TMCC.

(ii)            Security Interest.  With respect to each Receivable, as of the Closing Date, TMCC has, or has started procedures that will result in TMCC having, a perfected, first priority security interest in the related Financed Vehicle, which security interest was validly created and is assignable by the Seller to the Purchaser, and by the Purchaser to the Issuer.

(iii)            Simple Interest.  Each Receivable provides for scheduled monthly payments that fully amortize the Amount Financed by maturity (except for minimally different payments in the first or last month in the life of the Receivable) and provides for a finance charge or yield interest at its APR, in either case calculated based on the Simple Interest Method.

(iv)            Prepayment.  Each Receivable allows for prepayment without penalty.

(v)            Compliance with Law.  To the Seller’s knowledge, each Receivable complied in all material respects at the time it was originated with all requirements of applicable federal, state and local laws, and regulations thereunder.

(vi)            Binding Obligation.  Each Receivable is on a form contract containing customary and enforceable provisions that includes rights and remedies allowing the holder to enforce the obligation and realize on the related Financed Vehicle and represents the legal, valid and binding payment obligation in writing of the related Obligor, enforceable by the holder thereof in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity and consumer protection laws, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(vii)            No Government Obligors.  None of the Receivables is due from the United States or any state or local government, or from any agency, department or instrumentality of the United States or any state or local government.

(viii) Receivables in Force.  As of the Cutoff Date, no Receivable has been satisfied, nor has any Financed Vehicle been released in whole or in part from the lien granted by the related Receivable.

(ix)            No Amendments or Waivers.  As of the Cutoff Date, no material provision of a Receivable has been amended, modified or waived in a manner that is prohibited by the provisions of the Sale and Servicing Agreement.

(x)            No Defenses.  To the Seller’s knowledge, as of the Closing Date, no Receivable is subject to any right of rescission, setoff, counterclaim or defense, nor has any such right been asserted or threatened with respect to any Receivable.

(xi)            No Payment Default.  Except for payment delinquencies that have been continuing for a period of not more than 29 days, no payment default under the terms of any Receivable exists as of the Cutoff Date.

(xii)            No Repossession.  No Financed Vehicle has been repossessed without reinstatement as of the Cutoff Date.

(xiii) Insurance.  The terms of each Receivable require the related Obligor to obtain and maintain physical damage insurance covering the related Financed Vehicle in accordance with TMCC’s normal requirements.  No Financed Vehicle was subject to force-placed insurance.

(xiv)  Good Title.  Immediately prior to the transfer and assignment herein contemplated, the Seller had good and marketable title to each Receivable free and clear of all Liens and rights of others (other than pursuant to the Basic Documents) and, immediately upon the transfer and assignment thereof, the Purchaser will have good and marketable title to each Receivable, free and clear of all Liens and rights of others (other than pursuant to the Basic Documents).

(xv)            Lawful Assignment.  No Receivable has been originated in, or is subject to the laws of, any jurisdiction under which the sale, transfer and assignment of such Receivable under this Agreement, or pursuant to the Sale and Servicing Agreement or the pledge of such Receivable under the Indenture are unlawful, void or voidable.  The terms of each Receivable do not limit the right of the owner of such Receivable to sell such Receivable.

(xvi)  Additional Representations and Warranties.  (A) Each Receivable is being serviced by TMCC as of the Closing Date; (B) as of the Cutoff Date, each Receivable is secured by a new or used car, crossover utility vehicle, light-duty truck or sport utility vehicle; (C) no Receivable was more than 29 days past due as of the Cutoff Date; and (D) as of the Cutoff Date, no Receivable was noted in the records of TMCC or the Servicer as being the subject of a bankruptcy proceeding or insolvency proceeding.

(b)            Survival and Notice of Breach.  The representations and warranties set forth in this Section 2.03 shall speak as of the execution and delivery of this Agreement, but shall survive the sale, transfer and assignment of the Receivables to the Purchaser, any subsequent assignment or transfer pursuant to Article Two of the Sale and Servicing Agreement and any subsequent pledge of the Receivables under the Indenture.  The Purchaser or the Seller, or the Owner Trustee, as the case may be, shall inform the other party promptly, in writing, upon discovery of any breach of the Seller’s representations and warranties pursuant to this Section which materially and adversely affects the interests of the Purchaser (or any assignee thereof) in any Receivable.

SECTION 2.04.  Repurchase of Receivables.  In the event of a breach of any representation or warranty set forth in Section 2.03(a) which materially and adversely affects the interest of the Purchaser (or any assignee thereof) in any Receivable, without regard to any limitation set forth in such representation or warranty concerning the knowledge of the Seller as to the facts stated therein, unless such breach shall have been cured in all material respects, the Seller shall repurchase such Receivable by the last day of the second Collection Period following the Collection Period in which the discovery of the breach is made or notice is received, as the case may be.  This repurchase obligation shall obtain for all representations and warranties of the Seller contained in Section 2.03(a) of this Agreement whether or not the Seller has knowledge of the breach at the time of the breach or at the time the representations and warranties were made.  In consideration of the purchase of any such Receivable, the Seller shall remit an amount equal to the Warranty Purchase Payment in respect of such Receivable to the Purchaser.  Except as described below, the sole remedy of the Purchaser (or any assignee thereof) with respect to a breach of the Seller’s representations and warranties pursuant to this Agreement shall be to require the Seller to repurchase the related Receivable pursuant to this Section.  Upon any such repurchase, the Purchaser shall, without further action, be deemed to transfer, assign, set-over and otherwise convey to the Seller, without recourse, representation or warranty, all the right, title and interest of the Purchaser in, to and under such repurchased Receivable, all monies due or to become due with respect thereto and all proceeds thereof.  The Purchaser or the Owner Trustee, as applicable, shall execute such documents and instruments of transfer or assignment and take such other actions as shall reasonably be requested by the Seller to effect the conveyance of such Receivable pursuant to this Section.  The sole remedy of the Purchaser, the Issuer, the Owner Trustee, the Indenture Trustee or the Securityholders with respect to a breach of the Seller’s representations and warranties pursuant to Section 2.03(a) shall be to require the Seller to repurchase the related Receivables pursuant to this Section.

SECTION 2.05.  Covenants of the Seller.  The Seller hereby covenants that:

(a)            Security Interests.  Except for the conveyances hereunder and any subsequent pledge of the Receivables under the Indenture, the Seller will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Receivable, whether now existing or hereafter created, or any interest therein, the Seller will immediately notify the Purchaser of the existence of any Lien on any Receivable and, in the event that the interests of the Purchaser (or any assignee thereof) in such Receivable are materially and adversely affected, such Receivable shall be repurchased from the Purchaser by the Seller in the manner and with the effect specified in Section 2.04, and the Seller shall defend the right, title and interest of the Purchaser in, to and under the Receivables, whether now existing or hereafter created, against all claims of third parties claiming through or under the Seller; provided, however, that nothing in this subsection shall prevent or be deemed to prohibit the Seller from suffering to exist upon any of the Receivables, Liens for municipal or other local taxes if such taxes shall not at the time be due and payable or if the Seller shall currently be contesting the validity of such taxes in good faith by appropriate proceedings and shall have set aside on its books adequate reserves with respect thereto.

(b)            Delivery of Payments.  The Seller agrees to deliver in kind upon receipt to the Servicer under the Sale and Servicing Agreement (if other than the Seller) all payments received by the Seller in respect of the Receivables as soon as practicable after receipt thereof by the Seller from and after the appointment of the Servicer as Servicer under the Sale and Servicing Agreement with respect to Toyota Auto Receivables 2025-D Owner Trust.

(c)            Conveyance of Receivables.  The Seller covenants and agrees that it will not convey, assign, exchange, allow control over or otherwise transfer the Receivables (other than Receivables repurchased pursuant to Section 2.04) to any Person prior to the termination of this Agreement pursuant to Article IV hereof.

(d)            No Impairment.  The Seller shall take no action, nor omit to take any action, which would impair the rights of the Purchaser in any Receivable, nor shall it, except as otherwise provided in or permitted by either this Agreement or the Sale and Servicing Agreement, reschedule, revise or defer payments due on any Receivable.

ARTICLE III

PAYMENT OF RECEIVABLES PURCHASE PRICE

SECTION 3.01.  Payment of Receivables Purchase Price.  In consideration of the sale of the Receivables from the Seller to the Purchaser as provided in Section 2.01, on the Closing Date the Purchaser agrees to pay the Seller an amount equal to the Receivables Purchase Price.

ARTICLE IV

TERMINATION

SECTION 4.01.  Termination.  The respective obligations and responsibilities of the Seller and the Purchaser created hereby shall terminate, except for the indemnity obligations of the Seller as provided herein, upon the occurrence of (i) the discharge of all obligations of the Issuer under the Indenture and (ii) the termination of the Trust Agreement and dissolution of the Issuer as provided in Article IX of the Trust Agreement.

ARTICLE V

MISCELLANEOUS PROVISIONS

SECTION 5.01.  Amendment.  This Agreement may be amended from time to time by the Purchaser and the Seller, without the consent of any of the Issuer, the Owner Trustee, the Indenture Trustee, the Noteholders or the Certificateholders, to cure any ambiguity, to correct or supplement any provisions in this Agreement or for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions in this Agreement or of modifying in any manner the rights of the Noteholders or the Certificateholders; provided, that either (i) an Officer’s Certificate shall have been delivered by the Servicer to the Owner Trustee and the Indenture Trustee certifying that such officer reasonably believes that such proposed amendment will not materially and adversely affect the interest of any Noteholder or (ii) the Rating Agency Condition has been satisfied in respect of such proposed amendment.

This Agreement may also be amended from time to time by the Purchaser and the Seller, with prior written notice to the Rating Agencies, and, if the interests of the Noteholders are materially and adversely affected, with the consent of the Holders of Notes evidencing at least a majority of the Outstanding Amount of the Controlling Class of Notes, acting together as a single Class, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Noteholders or Certificateholders under this Agreement.

No amendment otherwise permitted under this Section 5.01 (except as described in the last sentence of this paragraph) may (x) increase or reduce in any manner the amount of, or accelerate or delay the timing of, collections of payments on the Receivables or distributions required to be made for the benefit of any Noteholders or Certificateholders without the consent of all Noteholders and Certificateholders adversely affected thereby, or (y) reduce the percentage of the Notes or Certificates which are required to consent to any such amendment without the consent of the Noteholders and Certificateholders adversely affected thereby; provided, that any amendment referred to in clause (x) or (y) above shall be deemed to not adversely affect any Noteholder if the Rating Agency Condition has been satisfied in respect of such proposed amendment.  No amendment referred to in clause (x) in the immediately preceding sentence shall be permitted unless an Officer’s Certificate shall have been delivered by the Servicer to the Owner Trustee and the Indenture Trustee certifying that such officer reasonably believes that such proposed amendment will not materially and adversely affect the interest of any Noteholder or Certificateholder whose consent was not obtained.  Notwithstanding the immediately preceding two sentences, this Agreement may also be amended by the parties hereto, without the consent of the Noteholders or the Certificateholders, for the purpose of conforming the provisions in this Agreement to the descriptions thereof contained in the prospectus, dated October 15, 2025, related to the offering of the Class A Notes.

Promptly after the execution of any such amendment or consent, the Seller shall furnish written notification of the substance of such amendment or consent to the Certificateholder, the Indenture Trustee, the Owner Trustee and each of the Rating Agencies.

It shall not be necessary for the consent of the Certificateholders, the Noteholders or the Indenture Trustee pursuant to this Section to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof.  The manner of obtaining such consents (and any other consents of Certificateholders provided for in this Agreement or in any other Basic Document) and of evidencing the authorization of the execution thereof by the Certificateholders shall be subject to such reasonable requirements as the Owner Trustee may prescribe.

SECTION 5.02.  Protection of Right, Title and Interest to Receivables.

(a)            The Seller, at its expense, shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the Purchaser’s right, title and interest to the Receivables and other property conveyed by the Seller to the Purchaser hereunder to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Purchaser hereunder to all of the Receivables and such other property.  The Seller shall deliver to the Purchaser file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing.  The Purchaser shall cooperate fully with the Seller in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this subsection.

(b)            Within thirty (30) days after the Seller makes any change in its name, identity or corporate structure which would make any financing statement or continuation statement filed in accordance with paragraph (a) above seriously misleading within the meaning of Section 9-507 of the UCC as in effect in the applicable state, the Seller shall give the Purchaser notice of any such change and shall execute and file such financing statements or amendments as may be necessary to continue the perfection of the Purchaser’s security interest in the Receivables and the proceeds thereof.

(c)            The Seller shall notify the Purchaser within thirty (30) days after any relocation of its principal executive office or state of incorporation, if, as a result of such relocation, the applicable provisions of the UCC as in effect in the applicable state would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement and shall promptly file such financing statements or amendments.

(d)            The Seller shall maintain its computer systems so that, from and after the time of sale under this Agreement of the Receivables, the Seller’s electronic files which are maintained for the purpose of identifying retail installment sales contracts which have been transferred in connection with securitizations will show the interest of the Purchaser (or its assignee) in such Receivables and that such Receivables are owned by the Purchaser (or its assignee).  Indication of these respective interests in a Receivable shall be deleted from or modified on the Seller’s computer systems when, and only when, the related Receivable shall have become a Liquidated Receivable or been repurchased.

(e)            If at any time the Seller shall propose to sell, grant a security interest in, or otherwise transfer any interest in automotive receivables to, any prospective purchaser, lender or other transferee, the Seller shall give to such prospective purchaser, lender or other transferee computer tapes, records or printouts that, if they shall refer in any manner whatsoever to any Receivable, shall indicate clearly that such Receivable has been sold and is owned by the Purchaser.

SECTION 5.03.  GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 5.04.  Notices.  All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, return receipt requested, to (a) in the case of the Purchaser, to Toyota Auto Finance Receivables LLC, 6565 Headquarters Drive, W2-3D, Plano, Texas 75024-5965, Attention: President; and (b) in the case of Toyota Motor Credit Corporation, 6565 Headquarters Drive, W2-3D, Plano, Texas 75024-5965, Attention: Treasury Operations Department, (469) 486-9013, with a copy by electronic mail to TFS_Treasury_Operations@toyota.com; or, as to any of such Persons, at such other address as shall be designated by such Person in a written notice to the other Persons.

SECTION 5.05.  Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

SECTION 5.06.  Assignment.  This Agreement may not be assigned by the Purchaser or the Seller except as contemplated by this Section 5.06, Section 5.14 of this Agreement, and by the Sale and Servicing Agreement; provided, however, that simultaneously with the execution and delivery of this Agreement, the Purchaser shall assign all of its right, title and interest herein to the Issuer, which, in turn, will pledge its rights to the Indenture Trustee for the benefit of the Noteholders as provided in Section 2.01 of the Sale and Servicing Agreement, to which the Seller hereby expressly consents.  The Seller agrees to perform its obligations hereunder for the benefit of the Issuer and that the Indenture Trustee may enforce the provisions of this Agreement, exercise the rights of the Purchaser and enforce the obligations of the Seller hereunder without the consent of the Purchaser.

SECTION 5.07.  Further Assurances.  The Seller and the Purchaser agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party hereto or by the Issuer or the Indenture Trustee more fully to effect the purposes of this Agreement, including, without limitation, the execution of any financing statements, amendments, continuation statements or releases relating to the Receivables for filing under the provisions of the UCC or other law of any applicable jurisdiction.

SECTION 5.08.  No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Purchaser, the Issuer, the Indenture Trustee or the Seller, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

SECTION 5.09.  Counterparts and Electronic Signatures.  This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.  Each party agrees that this Agreement and any other documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

SECTION 5.10.  Third-Party Beneficiaries.  This Agreement will inure to the benefit of and be binding upon the parties hereto, the Issuer and the Indenture Trustee for the benefit of the Noteholders, each of which shall be considered to be a third-party beneficiary hereof.  Except as otherwise provided in this Agreement, no other Person will have any right or obligation hereunder.

SECTION 5.11.  Merger and Integration.  Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement.  This Agreement may not be modified, amended, waived or supplemented except as provided herein.

SECTION 5.12.  Headings.  The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

SECTION 5.13.  Indemnification.  The Seller shall indemnify and hold harmless the Purchaser from and against any and all costs, expenses, losses, claims, damages, injury and liabilities to the extent that such cost, expense, loss, claim, damage or liability arose out of, and was imposed upon such Person by reason of (i) any failure of a Receivable to have been originated in compliance with all applicable requirements of law or (ii) the willful misconduct or negligence of the Seller in the performance of its duties under this Agreement, or by reason of reckless disregard of its obligations and duties under this Agreement, including, but not limited to, any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided, however, that the Seller shall not indemnify any such Person if such acts, omissions or alleged acts or omissions constitute negligence or willful misconduct by the Purchaser.  In case any such action is brought against a party indemnified under this Section 5.13 and it notifies the Seller of the commencement thereof, the Seller will assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who may, unless there is, as evidenced by an Opinion of Counsel stating that there is an unwaivable conflict of interest, be counsel to the Seller), and the Seller will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation.

SECTION 5.14.  Merger or Consolidation of, or Assumption of the Obligations of, the Seller.

(a)            The Seller shall not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

(i)            The Person formed by such consolidation or into which the Seller is merged or the Person which acquires by conveyance or transfer the properties and assets of the Seller substantially as an entirety shall be organized and existing under the laws of the United States or any State or the District of Columbia, and, if the Seller is not the surviving entity, shall expressly assume, by an agreement supplemental hereto, executed and delivered to the Purchaser, in form reasonably satisfactory to the Purchaser, the performance of every covenant and obligation of the Seller hereunder and shall benefit from all the rights granted to the Seller hereunder in all material respects; and

(ii)            The Seller shall have delivered to the Purchaser an Officer’s Certificate of the Seller and an Opinion of Counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental agreement comply with this Section and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b)            The obligations of the Seller hereunder shall not be assignable nor shall any Person succeed to the obligations of the Seller hereunder except in each case in accordance with the provisions of the foregoing paragraph and of Section 5.06.

SECTION 5.15.  Submission to Jurisdiction.  Each party submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York, New York for legal proceedings relating to this Agreement.  Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or in the future have to the venue of a proceeding brought in such a court and any claim that the proceeding was brought in an inconvenient forum.

SECTION 5.16.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

TOYOTA MOTOR CREDIT CORPORATION,
as Seller

By:
Name:
Title:

TOYOTA AUTO FINANCE RECEIVABLES
LLC, as Purchaser

By:
Name:
Title:

EXHIBIT A

FORM OF TRANSFER NOTICE

Toyota Auto Finance Receivables LLC
6565 Headquarters Drive, W2-3D
Plano, Texas 75024-5965
Attention: Treasury Operations Department

Toyota Motor Credit Corporation
6565 Headquarters Drive, W2-5A
Plano, Texas 75024-5965
Attention: General Counsel

Ladies and Gentlemen:

Reference is made to that certain Receivables Purchase Agreement (the “Receivables Purchase Agreement”), dated as of October 23, 2025, between Toyota Motor Credit Corporation (the “Seller”) and Toyota Auto Finance Receivables LLC (the “Purchaser”).  Pursuant to Section 2.01 of the Receivables Purchase Agreement, the Seller hereby delivers this Transfer Notice identifying as “Receivables” the receivables described in Exhibit I attached hereto.  All references herein or in the Receivables Purchase Agreement to the Receivables shall be deemed to refer only to the Receivables described in Exhibit I attached hereto.

Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Receivables Purchase Agreement.

Kindly acknowledge your agreement and consent to the terms of this letter by signing and returning to us the enclosed duplicate copy hereof.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

TOYOTA MOTOR CREDIT CORPORATION

By:	____________________________________
Name:
Title:
Date:

Acknowledged and consented to:

TOYOTA AUTO FINANCE RECEIVABLES LLC,

By:
Name:
Title:
Date:

Exhibit I

SCHEDULE I

PERFECTION REPRESENTATIONS, WARRANTIES AND COVENANTS

          In addition to the representations, warranties and covenants contained in this Agreement, the Seller hereby represents, warrants and covenants to the Purchaser as follows on the Closing Date:

1.            This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Receivables in favor of the Purchaser, which security interest is prior to all other Liens, and is enforceable as such against creditors of and purchasers from the Seller.

2.            TMCC has taken all steps necessary to perfect its security interest against each Obligor in the property securing the Receivables.

3.            The Receivables constitute “chattel paper” (including “tangible chattel paper” and “electronic chattel paper”) within the meaning of the applicable UCC.

4.            The Seller has caused or will have caused, within ten (10) days after the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Receivables granted to the Purchaser hereunder.

5.            With respect to Receivables that constitute tangible chattel paper, such tangible chattel paper is in the possession of the Servicer, and the Servicer (in its capacity as custodian) is holding such tangible chattel paper solely on behalf and for the benefit of the Seller.  With respect to Receivables that constitute electronic chattel paper, the Servicer has “control” of such electronic chattel paper within the meaning of Section 9-105 of the applicable UCC and the Servicer (in its capacity as custodian) is maintaining control of such electronic chattel paper solely on behalf and for the benefit of the Seller.  No person other than the Servicer has “control” of any Receivable that is evidenced by electronic chattel paper.

6.            Either (1) (i) only one authoritative copy of each contract that constitutes or evidences the Receivable exists, and each such authoritative copy (y) is unique, identifiable, and unalterable (other than with the participation of TMCC, in the case of an addition or change of an identified assignee and other than a revision that is readily identifiable as an authorized or unauthorized revision) and (z) has been communicated to and is maintained by the Servicer or a third party provider acting on behalf of TMCC, (ii) the authoritative copy of the related contract identifies only TMCC as the assignee thereof, (iii) each copy of the authoritative copy of the related contract and any copy of a copy are readily identifiable as copies that are not the authoritative copy and (iv) the Receivable has been established in a manner such that (a) all copies or revisions that add or change an identified assignee of the authoritative copy of each contract that constitutes or evidences the Receivable must be made with the participation of the TMCC, and (b) all revisions of the authoritative copy of each contract that constitute or evidence the Receivable must be readily identifiable as an authorized or unauthorized revision or (2) each contract that constitutes or

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evidences the Receivable and the system pursuant to which TMCC has acquired such contract reliably establishes TMCC as the person to whom the related chattel paper was assigned.

7.            In the case of a Receivable evidenced by an electronic record consisting of a copy or image stored in an electronic medium of the original contract that was signed by the related Obligor, the related contract was originated in the form of an original contract that constitutes “tangible chattel paper” within the meaning of the applicable UCC, such original contract was delivered to the Servicer and, in accordance with the Customary Servicing Practices of the Servicer, was or will be destroyed as soon as practicable after the expiration of 14 to 30 days after the conversion of such original contract to an electronic record by a scanning and imaging process.  After destruction of the original contract, the related Receivable will be evidenced only by “electronic chattel paper” within the meaning of the applicable UCC.

8.            The Seller has not authorized the filing of and is not aware of any financing statements against the Seller that include a description of collateral covering the Receivables other than any financing statement (i) relating to the conveyance of the Receivables by the Seller to the Purchaser under this Agreement, (ii) relating to the conveyance of the Receivables by the Purchaser to the Issuer under the Sale and Servicing Agreement, (iii) relating to the security interest granted to the Indenture Trustee under the Indenture or (iv) that has been terminated.  The Seller is not aware of any material judgment, ERISA or tax lien filings against the Seller.

9.            The Servicer, in its capacity as custodian, has in its possession or control (within the meaning of the applicable UCC) the record or records that constitute or evidence the Receivables.  The tangible chattel paper or electronic chattel paper that constitute or evidence the Receivables do not have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Seller, the Purchaser, the Issuer or the Indenture Trustee.  All financing statements filed or to be filed against the Seller, the Purchaser and the Issuer in connection with this Agreement, the Sale and Servicing Agreement and the Indenture, respectively, contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Secured Party.”

10.            Notwithstanding any other provision of this Agreement or any other Basic Document, the perfection representations, warranties and covenants contained in this Schedule I shall be continuing, and remain in full force and effect until such time as all obligations under the Basic Documents and the Notes have been finally and fully paid and performed.

11.            The Seller shall provide the Rating Agencies with prompt written notice of any material breach of the perfection representations, warranties and covenants contained in this Schedule I, and shall not, without satisfying the Rating Agency Condition, waive a breach of any of such perfection representations, warranties or covenants.

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